ComTelco International, Inc. and Subsidiaries

                       Computation of Net (Loss) Per Share

                                               Six Months Ended August 31,                Years Ended
                                               --------------------------------------------------------------------
                                                   1997          1996       February 28, 1997     February 29, 1996
                                               --------------------------------------------------------------------
                                                       (Unaudited)
Net(Loss) used for per share amounts           $  (724,961)  $   (82,069)      $  (210,767)          $   (58,794)
                                               ===========   ===========       ===========           ===========
Weighted average number of common shares
outstanding                                      3,252,000     2,500,000         2,500,000             2,500,000

Add:    Common equivalent shares
        (determined using the "treasury
        stock" method) representing shares
        issued during the past year at a price
        below the estimated initial public
        offering price ($5)                                      461,500           461,500               461,000
                                               -----------   -----------       -----------           -----------

Weighted average number of shares used in the
calculation of loss per share                    3,252,000     2,961,500         2,961,500             2,961,000
                                               ===========   ===========       ===========           ===========

Net (Loss) per common share                    $     (0.22)  $     (0.03)      $     (0.07)          $     (0.02)
                                               ===========   ===========       ===========           ===========


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